Exhibit 2.4

INDEMNIFICATION AGREEMENT

INDEMNIFICATION AGREEMENT, dated as of October 3, 2003 (this “Agreement”), by and among The St. Paul Companies, Inc., a Minnesota general business corporation (“Seller”), St. Paul Fire and Marine Insurance Company, a Minnesota insurance corporation (“Fire and Marine”), collectively the (“Indemnified Parties”), Octagon Risk Services, Inc., a Minnesota Corporation, (“Octagon”) and CompManagement, Inc., an Ohio corporation (the “Indemnifier”).

WHEREAS, Fire and Marine executed and delivered to Stephen C. Brown, a Confidential Memorandum regarding Special Severance Benefits (the “Special Severance Memo”) dated as of November 3, 2000, pursuant to which Fire and Marine, provided certain severance benefits in the event of a divestiture of Professional Risk Management, the predecessor to Octagon, subject to specified conditions; and

WHEREAS, Seller and Indemnifier have entered into a Stock Purchase Agreement, dated as of October 3, 2003, (the “Stock Purchase Agreement”), pursuant to which the Indemnifier has agreed to acquire from Seller all the outstanding capital stock of Octagon, subject to all of the terms and conditions therein; and

WHEREAS, in connection with the Closing (as defined in the Stock Purchase Agreement), Indemnifier is willing to indemnify the Indemnified Parties for liabilities in respect of the Special Severance Memo to the extent provided below.

NOW THEREFORE, in consideration of the foregoing, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.             Indemnifier hereby agrees to hold harmless and indemnify the Indemnified Parties and their respective successors and permitted assigns against and in respect of any and all amounts that may be paid or payable by any of the Indemnified Parties or their successors and permitted assigns pursuant to or arising out of the Special Severance Memo.

2.             The foregoing indemnification shall, for all purposes, be effective as of the date hereof.

3.             Each of the Indemnified Parties, on the one hand, and each of Indemnifier and Octagon, on the other hand, shall execute and deliver such other agreements and documents and take such other actions as may reasonably be requested by the other, in order to consummate and implement the transactions contemplated hereby.

4.             THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE.

5.             This Agreement shall be binding upon and inure to the benefit of the parties named herein and their respective successors and permitted assigns.  None of the parties hereto may assign either this Agreement or any of its rights, interests or obligations hereunder without the prior written approval of the other parties hereto.

6.             This Agreement may be modified in any manner and at any time only by a duly authorized written instrument executed by each of the parties hereto.

7.             This Agreement may be executed in one or more counterparts, all of which shall constitute one and the same instrument.

8.             Nothing contained herein shall in any way (a) amend or modify or supersede the provisions set forth in the Stock Purchase Agreement, and the Stock Purchase Agreement shall remain in full force and effect, or (b) be deemed an acknowledgment that any of the Indemnified Parties are subject to any liabilities under the Special Severance Memo immediately prior to the execution hereof.

IN WITNESS WHEREOF, each of the parties hereto has executed this Agreement as of the date first above written.

THE ST. PAUL COMPANIES, INC.

By:	/s/ Thomas A. Bradley
Name: Thomas A. Bradley
Title: Executive Vice President and CFO

ST. PAUL FIRE AND MARINE INSURANCE COMPANY

By:	/s/ Thomas A. Bradley
Name: Thomas A. Bradley
Title: Executive Vice President and CFO

OCTAGON RISK SERVICES, INC.

By:	/s/ Jonathan R. Wagner
Name: Jonathan R. Wagner
Title: Chairman

COMPMANAGEMENT, INC.

By:	/s/ Jonathan R. Wagner
Name: Jonathan R. Wagner
Title: President